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                                                                       Exhibit 9

[LINCOLN LOGO]

Writer's Direct Dial:  219/455-3917

Telefax Number:        219/455-5135



June 8, 2001


VIA EDGAR
---------

The Lincoln National Life Insurance Company
1300 South Clinton Street
P.O. Box 1110
Fort Wayne, IN 46801

Re:     Lincoln Life Variable Annuity Account N
        (Lincoln ChoicePlus II Bonus)
        (File Nos.  811-08517; 333-36304)

Ladies and Gentlemen:

I have made such examination of law and have examined such records and documents as I have deemed necessary to render the opinion expressed below.

I am of the opinion that upon acceptance by Lincoln Life Variable Annuity Account N ("the Account"), a segregated account of The Lincoln National Life Insurance Company ("Lincoln Life"), of contributions from a person pursuant to an annuity contract issued in accordance with the prospectus contained in the registration statement on Form N-4, and upon compliance with applicable law, such person will have a legally issued interest in his or her individual account with the Account, and the securities issued will represent binding obligations of Lincoln Life.

I consent to the filing of this Opinion as an exhibit to the Account's Post-Effective Amendment to the Registration Statement on Form N-4.

Sincerely,

/s/ Mary Jo Ardington

Mary Jo Ardington

Counsel